SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
[X] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                                   ----------

                                 CAPTARIS, INC.
                (Name of Registrant as Specified in its Charter)

                                   ----------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

                                [CAPTARIS LOGO]
                                     Business within your reach.

                                 ------------

                                   NOTICE OF
                        ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held on May 22, 2003

                                 ------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Captaris, Inc., will be held at Captaris' principal executive offices located at 10885 NE 4th Street, Bellevue, WA, 98004, at 9:00 a.m. local time, on Thursday, May 22, 2003. Only shareholders who owned stock at the close of business on the record date, March 28, 2003, can vote at the Annual Meeting or any adjournments of the Annual Meeting that may take place. At the Annual Meeting we will ask you to:

     (1) elect two directors to our Board of Directors to serve for a term as more fully described in the accompanying Proxy Statement; and

     (2)  transact any other business properly presented at the Annual Meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSED DIRECTORS DESCRIBED IN THIS PROXY STATEMENT.

     All shareholders are cordially invited to attend the Annual Meeting in person.

     To assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible, even if you plan to attend the Annual Meeting. A return envelope, which requires no postage, if mailed in the United States, is enclosed for this purpose. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

                                        By order of the Board of Directors,

                                        /s/ Jeffrey B. deCillia

                                        Jeffrey B. deCillia
                                        Senior Vice President, Chief Financial
                                        Officer
                                        and Secretary

Kirkland, Washington
April 18, 2003

--------------------------------------------------------------------------------
Please note that attendance at our Annual Meeting will be limited to shareholders who owned stock at the close of business on the record date, or their authorized representatives, and guests.
--------------------------------------------------------------------------------

                                CAPTARIS, INC.

                                 ------------

                                PROXY STATEMENT

                                 ------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Captaris, Inc. ("Captaris"), of proxies for use at the Annual Meeting of Shareholders to be held at Captaris' principal executive offices located at 10885 NE 4th Street, Bellevue, WA 98004, at 9:00 a.m. local time, on Thursday, May 22, 2003, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. It is expected that this Proxy Statement and accompanying Proxy Card will be mailed to shareholders on or about April 18, 2003.

Record Date and Outstanding Shares

     Only holders of record of our common stock at the close of business on the record date, March 28, 2003, are entitled to notice of and to vote at the Annual Meeting. On that date, 30,268,180 shares of common stock were issued and outstanding.

Revocability of Proxies

     If you give your proxy to us, you have the power to revoke it at any time before it is exercised. Your proxy may be revoked by:

     o    notifying the Secretary of Captaris in writing before the Annual
          Meeting;

     o delivering to the Secretary of Captaris before the Annual Meeting a signed proxy with a later date; or

     o    attending the Annual Meeting and voting in person.

Quorum and Voting

     The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct business.

     You are entitled to one vote for each share of common stock you hold. For the election of directors, the directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the annual meeting, will be elected to the Board of Directors. You are not entitled to cumulate votes in the election of directors.

     If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted in accordance with our recommendation. We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in the Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

     Abstention from voting on the election of directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee although it will be included in determining the presence of a quorum at the Annual Meeting. There can be no broker nonvotes on the election of directors since under the rules of the National Association of Securities Dealers, brokers who hold shares for the accounts of their clients and who have not received specific voting instructions from their clients have discretionary authority to vote such shares with respect to the election of directors.

     If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Solicitation of Proxies

     We have retained Mellon Investor Services to aid in the solicitation of proxies. It is estimated that the cost of these services will be approximately $3,500, plus reasonable expenses. The cost of soliciting proxies will be borne by Captaris. Proxies may be solicited by personal interview, mail, electronic mail or telephone. In addition, Captaris may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone.

                        PROPOSAL: ELECTION OF DIRECTORS

     In accordance with the Bylaws of Captaris, the Board of Directors has fixed the number of directors constituting the Board at seven. The Board of Directors is divided into three classes, with one class of directors elected to a three-year term at each Annual Meeting of Shareholders. At the Annual Meeting, two directors will be elected to hold office for a term of three years until our Annual Meeting of Shareholders in 2006 and until a successor is elected and qualified. The Board of Directors has no reason to believe that the nominees named below will be unable to serve as directors. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for any substitute nominee selected by the Board.

     Unless authority to do so is withheld, the persons named as proxies in the accompanying proxy card will vote FOR the election of the nominees listed below.

Nominees for Election

     DAVID P. ANASTASI (age 46) joined Captaris as President, Chief Executive Officer and a director in November 2000. From May to November of 2000, Mr. Anastasi served as President and Chief Executive Officer of Conversational Computing Corporation, a speech recognition technologies company. Prior to that, he was a founder, President and Chief Executive Officer of the Global Chipcard Alliance, a SmartCard consortium from 1999 to 2000. From 1994 to 1999, Mr. Anastasi served as Vice President and General Manager of the Public Access Solutions & Smart Card Division of US WEST. Mr. Anastasi holds a B.S. degree in marketing management from Bentley College and a Masters degree with an emphasis in international management from the University of San Francisco.

     JAMES S. CAMPBELL (age 76) has served as a director of Captaris since 1991. Since 1987, Mr. Campbell has served as President of Management Partners International, a management consulting firm. Mr. Campbell has also served as President of Bookmaster, a plastics manufacturing company since 1995. Prior to 1987, Mr. Campbell served as Chairman, President and Chief Executive Officer of Fortune Systems Corporation, President of Shugart Corp., Founder and President of Xerox Computer Services and was a Corporate Vice President of Xerox. He holds a B.B.A. degree in business administration from the University of Wisconsin and attended the Graduate School of Business at Wisconsin.

     The Board of Directors unanimously recommends a vote FOR each nominee.

Continuing Directors -- Terms Expire in 2004

     ROBERT F. GILB (age 57) has been a director of Captaris since 1998. He has been the President of Robert F. Gilb Strategic & Business Consulting, L.L.C. since May 1997. From 1992 to 1997, Mr. Gilb held several positions at Microsoft Corporation, including General Manager, Financial Analysis; General Manager, Finance; and General Manager, Worldwide Business Operations. From 1979 to 1992, Mr. Gilb was an audit partner with Arthur Andersen L.L.P. in Seattle, Washington. In this capacity he provided services to private and publicly owned companies in a variety of industries including computer software, biotech, retail and distribution. His primary role was to audit and review financial statements for compliance with SEC reporting and generally accepted accounting principles. Mr. Gilb also provided services in connection with mergers and acquisitions and business process reengineering.

Mr. Gilb is an Associate Trustee to the Pacific Science Center in Seattle and is a member of the Seattle University Accounting Advisory Board. Mr. Gilb has a B.S. degree in accounting from California State University, Long Beach.

     JOHN A. KELLEY, JR. (age 53) has been a director of Captaris since January 2001. Since August 2002, Mr. Kelley has served as President and Chief Executive Officer of McDATA Corporation, a computer networking hardware and software company. From August 2001 to July 2002, he served as the President and Chief Operating Officer of McDATA Corporation. Prior to joining McDATA, Mr. Kelley was Executive Vice President for Qwest Communications International Inc. from July 2000 to January 2001. Prior to that, he was Executive Vice President for US WEST from April 1995 to June 2000. Mr. Kelley serves on the board of directors of Polycom, Inc., a publicly traded communications equipment company, and he is chairperson of the board of directors of InRoads of Colorado, a not-for-profit mentoring program, and a board member of the Women's Vision Foundation. Mr. Kelley received his B.S. degree in business from the University of Missouri, St. Louis.

Continuing Directors -- Terms Expire in 2005

     BRUCE L. CROCKETT (age 59) has been a director of Captaris since September 2001. Mr. Crockett has accumulated 30 years of experience in finance and general management in the banking, aerospace and telecommunications industries. Since March 2002, Mr. Crockett has served as Administrateur Delegue (equivalent to chief executive officer) and a member of the board of directors of Global Radio, S.A., a developer of satellite-direct digital radio services. Mr. Crockett has also served, since 1996, as Chairman of Crockett Technologies Associates, a strategic consulting and investment firm that provides services to the information technology and communications industries. From 1992 to 1996, he served as President, Chief Executive Officer and a Director of COMSAT Corporation, an international satellite and wireless telecommunications company. Mr. Crockett currently serves on the boards of directors of ACE Limited, an insurance company, and the mutual funds of the AIM Management Group Inc., an investment company. Mr. Crockett is also a member of the Board of Trustees of the University of Rochester. Mr. Crockett holds an A.B. degree in geography and economics from the University of Rochester, an M.B.A. degree in finance from Columbia University, a B.S. degree in accounting from the University of Maryland and an Honorary J.D. degree from the University of Maryland.

     RICHARD J. LAPORTE (age 58) served as President and Chief Executive Officer of Captaris from 1990 until July 2000, and has been a director since 1990. He became Chairman of the Board in 1994. Prior to joining Captaris, Mr. LaPorte served as President and Chief Executive Officer of Accountants Microsystems Inc. from 1985 to 1990, and as President and Chief Executive Officer of Gill Management Services, Inc. from 1981 to 1985. Prior to that, Mr. LaPorte held various senior management positions at Xerox Computer Services, a division of Xerox Corporation, where he served for 11 years.

     ROBERT L. LOVELY (age 66) has served as a director of Captaris since 1983. He currently serves as President and a director of The Lovely Corporation, a business development and management firm. From 1994 to 2000, Mr. Lovely served as Executive Vice President and Director of Travel Automation Systems Corporation, a software company. Prior to 1994, Mr. Lovely also served as President, Chief Executive Officer and a director of Satellite Information Systems Co.; founder, general manager and director of Illuminet, Inc (now a part of VeriSign, Inc.); and founder, manager, Chief Executive Officer and director of Allied Data, a data processing services company. Mr. Lovely is also a director of Westar Financial Services Incorporated, a financial services company. Mr. Lovely holds a B.A. degree in mathematics from Washington State University and an M.B.A. degree from Pacific Lutheran University.

Compensation of Directors

     Currently, Captaris pays nonemployee directors an annual retainer of $10,000 payable in quarterly installments. Captaris also pays each nonemployee director an attendance fee of $1,000 for attending board of directors meetings in person, and $500 for attending each telephonic board meeting, in addition to reimbursing them for reasonable expenses incurred in connection with attending such meetings. Committee meetings held separately from board meetings are compensated at the same rates, except for one telephonic Audit Committee meeting held in April 2002, where the two attending members received $1,000 in light of the additional time and activities undertaken by these two members in engaging the new auditor, Deloitte & Touche LLP.

     All nonemployee directors also receive automatic stock option grants pursuant to our Nonemployee Directors Program under the 1989 Restated Stock Option Plan. The Nonemployee Directors Program provides for the automatic grant of an option to purchase 20,000 shares of common stock to each nonemployee director upon his or her initial election or appointment to the board of directors. In addition, each nonemployee director automatically receives a grant of an option to purchase 8,000 shares of common stock immediately following each annual meeting of shareholders. The exercise price for the options is the fair market value of our common stock on the date of grant. Each option vests one year after it is granted and expires 10 years from the date of grant or, if earlier, 12 months after the director's termination of service with Captaris, the director's death or the director's total disability. In the event of certain corporate transactions, such as a merger, sale or liquidation of Captaris, each outstanding option will accelerate in full in connection with the event.

Information on Committees of the Board of Directors and Meetings

Compensation Committee

     The Compensation Committee establishes salaries, incentives and other forms of compensation for our directors, officers and other key employees, administers our stock compensation plans and recommends policies relating to benefit plans. The Compensation Committee consists of Robert L. Lovely, Richard
J. LaPorte and Bruce L. Crockett. Until May 2002, the Compensation Committee consisted of Robert F. Gilb, Robert L. Lovely and Richard J. LaPorte. The Compensation Committee held six meetings in 2002.

Audit Committee

     The Audit Committee reviews our accounting practices, internal accounting controls and financial results and oversees the engagement of our independent auditors. The Audit Committee consists of James S. Campbell, Robert L. Lovely and Robert F. Gilb. The Audit Committee, which until May 2002 was comprised of James S. Campbell, Robert F. Gilb and John A. Kelley Jr., held ten meetings in 2002.

Nominating, Corporate Governance and Planning Committee

     The Nominating, Corporate Governance and Planning Committee assists the Board of Directors by, among other things, (a) approving nominations and recommending to the Board of Directors candidates for all directorships to be filled by shareholders or the Board of Directors, (b) approving nominations, and recommending to the Board of Directors, directors to fill vacancies on committees of the Board of Directors, and (c) developing Board membership criteria. The Committee also assists the Board of Directors in evaluating new business development activities.

     The Committee will consider the names and qualifications of any candidate submitted by shareholders, provided that such shareholder nominations must be submitted to the Corporate Secretary in accordance with the procedures set forth in Captaris' Bylaws. The Committee , which consists of Bruce L. Crockett, Richard J. LaPorte and John A. Kelley, Jr., held two meetings during the year.

     During 2002, there were seven meetings of the Board of Directors. Each of our directors, other than John A. Kelley, Jr., attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by each of the committees on which he served. Mr. Kelley attended eight of twelve such Board and Committee meetings.

Compensation Committee Interlocks and Insider Board Participation

     Our Compensation Committee currently consists of Messrs. Crockett, LaPorte and Lovely. None of these Compensation Committee members served as an officer or employee of Captaris during the year ended December 31, 2002. Mr. LaPorte served as our President and Chief Executive Officer from 1990 until July 2000. None of our executive officers serves as a member of the Compensation Committee or Board of Directors of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT
                        AND RELATED STOCKHOLDER MATTERS

     The following table summarizes certain information regarding the beneficial ownership of our common stock as of April 2, 2003 for:

     o    our Chief Executive Officer during 2002;

     o our four most highly compensated executive officers (other than our Chief Executive Officer) who served as executive officers in 2002;

     o    each of our directors;

     o    all our directors and executive officers as a group; and

     o each person or group that we know owns more than 5% of our common stock.

     Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (SEC) and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of April 2, 2003 are deemed outstanding for computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names.

                                                                                      Shares of
                                                                                    Common Stock
                                                                                 Beneficially Owned
                                                                              -------------------------
Name of Beneficial Owner                                                        Number      Percent (1)
------------------------                                                      -----------   -----------
Executive Officers and Directors
David P. Anastasi (2) ....................................................       502,237        1.7%
David Sohm (3) ...........................................................       152,135          *
Randall J. Ottinger (4) ..................................................       166,039          *
Jeffrey B. deCillia (5) ..................................................        98,924          *
Matthais M. Scheuing (6) .................................................        59,333          *
Richard J. LaPorte (7) ...................................................       808,382        2.7%
James S. Campbell (8) ....................................................        71,200          *
Bruce L. Crockett (9) ....................................................        28,000          *
Robert F. Gilb (10) ......................................................        66,500          *
John A. Kelley Jr. (11) ..................................................        28,000          *
Robert L. Lovely (12) ....................................................       124,800          *

All directors and current executive officers as a group (13 persons) (13)      2,141,166        7.1%

Other Principal Shareholders
State of Wisconsin Investment Board (14) .................................     2,200,000        7.3 %
 P.O. Box 7842
 Madison, WI 53707

------------

*    Less than 1%

(1)  Based on 30,274,108 outstanding shares as of April 2, 2003.

(2) Includes 490,237 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 2, 2003. Also includes an aggregate of 12,000 shares held by Mr. Anastasi's minor children. Each child holds 4,000 shares.

(3) Includes 151,453 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 2, 2003.

(4) Consists of 166,039 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 2, 2003.

(5) Includes 88,924 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 2, 2003.

(6) Includes 58,333 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 2, 2003.

(7) Includes 751,766 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 2, 2003.

(8) Includes 40,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 2, 2003. Also includes 22,000 shares held by the Campbell Family Trust, of which Mr. Campbell serves as the trustee.

(9) Consists of 28,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 2, 2003.

(10) Includes 46,500 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 2, 2003.

(11) Consists of 28,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 2, 2003.

(12) Includes 64,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 2, 2003.

(13) Includes 1,948,668 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of April 2, 2003.

(14) Based on Schedule 13G filed with the SEC on February 14, 2003, State of Wisconsin Investment Board has sole voting and dispositive power over their shares.

                     EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information regarding Captaris' common stock that may be issued upon the exercise of options, warrants and other rights granted to employees, consultants or directors under all of our existing equity compensation plans, as of December 31, 2002.

                                                     (a)                        (b)                          (c)
                                                                                                     Number of securities
                                                                                                remaining available for future
                                           Number of securities to       Weighted-average           issuance under equity
                                           be issued upon exercise       exercise price of            compensation plans
                                           of outstanding options,     outstanding options,         (excluding securities
Plan Category                                warrants and rights        warrants and rights        reflected in column (a))
-------------                              -----------------------     --------------------     ------------------------------
Equity compensation plans
 approved by security holders .........           3,096,184                 $ 6.14                        4,329,503(1)(2)
Equity compensation plans not
 approved by security holders .........           3,582,723(3)              $ 1.98(3)                     2,366,119
                                                  ---------                                               ---------
Total .................................           6,678,907                                               6,695,622
                                                  =========                                               =========

------------

(1) Represents shares available for grant under the 1989 Restated Stock Option Plan.

(2) Pursuant to a program adopted by the Board of Directors under the 1989 Restated Stock Option Plan, each of our non-employee directors will receive the following automatic grants: (a) an initial option grant to purchase 20,000 shares of common stock as of the date of the director's initial election or appointment to the Board and (b) an annual option grant to purchase 8,000 shares of common stock immediately following each annual meeting of shareholders.

(3) Does not include stock options that were assumed in connection with Captaris' acquisition of Mediatel Corporation in April 1999. The assumed options are for the purchase of 96,687 shares of common stock and have a weighted-average exercise price of $4.23 per share. In the event that any assumed option is not exercised, no further option to purchase shares of Common Stock will be issued in place of such unexercised option.

Summary of Equity Compensation Plans Not Approved by Shareholders

2000 Non-Officer Employee Stock Compensation Plan

     The Board of Directors has approved the 2000 Non-Officer Employee Stock Compensation Plan (the "Plan"). The purpose of the Plan is to enhance the long-term shareholder value of Captaris by offering opportunities to selected persons who are not officers or directors of Captaris to participate in Captaris' growth and success and to encourage them to remain in the service of Captaris and to acquire and maintain stock ownership in Captaris. The Board of Directors, or a committee of the Board of Directors, is the plan administrator.

Types of Awards

     Awards under the Plan may be in the form of nonqualified stock options or stock awards, or in some other form as determined by the plan administrator. Awards may be settled through the delivery of shares of common stock, cash payments, the granting of replacement awards or any combination determined by the plan administrator. The plan administrator may permit or require the deferral of any award payment and may also offer to buy out, for payment in cash or common stock, an award previously granted, based upon terms and conditions that the plan administrator may establish.

     Nonqualified Stock Options. The plan administrator may grant stock options in the form of nonqualified stock options. The exercise price of the shares subject to a stock option is determined by the plan administrator. The term of a stock option is also determined by the plan administrator, but may not exceed 10 years from the date of grant. At the time of grant, the plan administrator determines when the stock option will vest and become exercisable and whether the stock option will continue to be exercisable if a participant ceases to be employed by, or provide services to, Captaris.

     Stock Awards. The plan administrator may make awards of common stock or awards denominated in units of common stock. Awards may be subject to the terms, conditions or restrictions (including continuous service or the achievement of performance goals) as the plan administrator determines.

Eligibility

     Those eligible to receive awards under the Plan include all of Captaris' employees, who are not officers or directors. Awards may also be made to consultants, agents, advisors and independent contractors who provide services to Captaris. As of April 1, 2003, approximately 400 employees and other persons were eligible to participate in the Plan.

Shares Subject to the Plan

     Subject to adjustment in the event of stock splits, stock dividends and the like, the maximum aggregate number of shares of common stock that may be issued pursuant to awards under the Plan is 5,000,000 shares. As of December 31, 2002, there were 2,373,250 shares available for issuance under the Plan.

Corporate Transaction

     In the event of a "Corporate Transaction," each outstanding stock option will be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for an outstanding stock option, then each outstanding stock option will become fully vested and exercisable with respect to 100% of the unvested portion of the stock option. All stock options will terminate and cease to remain outstanding immediately following a Corporate Transaction, except to the extent such stock options are assumed by the successor corporation. Also, in the event of a Corporate Transaction, all shares subject to outstanding stock awards will immediately vest and the forfeiture provisions to which the stock awards are subject will lapse, if and to the same extent that the vesting of outstanding stock options accelerates in connection with a Corporate Transaction. For purposes of the Plan, a Corporate Transaction means: (a) the consummation of any merger or consolidation of Captaris with or into another corporation or (b) the consummation of any sale, lease, exchange or transfer (other than a transfer of Captaris' assets to a majority-owned subsidiary of Captaris) in one transaction or series of related transactions of all or substantially all of Captaris' outstanding securities or assets.

Nonassignability

     During a participant's lifetime, awards granted under the Plan may be exercised only by the participant. Awards may not be assigned, pledged or transferred by a participant other than by will or by the applicable laws of descent and distribution. The plan administrator, may however, permit assignment, transfer and exercise and may permit a participant to designate a beneficiary who may exercise the award after the participant's death.

Term, Amendment and Termination

     The Plan has no fixed expiration date. The Plan may be amended only by the Board of Directors. The Board may suspend or terminate the Plan at any time.

Other Information

     The closing price of our common stock, as reported on the Nasdaq National Market on April 1, 2003, was $2.90 per share.

Non-Plan Grants

David Anastasi

     On November 15, 2000, Captaris granted David Anastasi, President, Chief Executive Officer and Director of Captaris, a nonqualified stock option outside of any of Captaris' equity incentive plans (the "Non-Plan Grant"). This Non-Plan Grant was an inducement to Mr. Anastasi's employment. The Non-Plan Grant is for the purchase of 750,000 shares of common stock and vests at a rate of 25% on the first anniversary of the grant date and 2.0833% each month thereafter, for full vesting on November 15, 2004. The exercise price of the Non-Plan Grant is $5.94 per share, equal to 100% of the fair market value of Captaris' common stock on the date of grant. As of December 31, 2002, all of the 750,000 shares subject to the Non-Plan Grant remained outstanding. Except as expressly provided in the option agreement relating to the Non-Plan Grant, the Non-Plan Grant is subject to the terms and conditions of Captaris' 1989 Restated Stock Option Plan (the "1989 Plan"). The term of the Non-Plan Grant is ten years from the date of grant unless sooner terminated.

     Upon a change of control (including a merger consolidation, acquisition of property or stock, separation, reorganization or liquidation of Captaris), as a result of which Captaris' shareholders receive cash, stock or other property in exchange for their shares of common stock, the Non-Plan Grant will become fully vested and immediately exercisable. Upon a change of control, as a result of which Captaris' shareholder's receive capital stock of another corporation in exchange for their shares of Captaris' common stock, the Non-Plan Grant may be converted into an option to purchase shares of the surviving corporation, unless Captaris and the surviving corporation determine that the Non-Plan Grant shall instead become fully vested and immediately exercisable.

     If Mr. Anastasi's employment or service relationship with Captaris is terminated prior to the expiration of the Non-Plan Grant the continued vesting and exercisability of the Non-Plan Grant will be governed by the terms of the 1989 Plan. If Mr. Anastasi's employment or service relationship terminates for any reason other than for cause, death or total disability (as such terms are defined in the 1989 Plan), he may exercise, for a three month period (or in the case of total disability, 12 months), that portion of the non-Plan grant that is exercisable at the time of termination. The plan administrator may, however, extend the exercise periods following termination to any date up to the expiration of the Non-Plan Grant. If Mr. Anastasi is terminated by Captaris for cause, the Non-Plan Grant will automatically terminate and Mr. Anastasi will have no further right to purchase any shares pursuant to the Non-Plan Grant.

     The Non-Plan Grant provides for the payment of the exercise price of options by any of the following means: (1) cash, (2) personal, bank certified or cashier's check, (3) tendering shares of Captaris' common stock already owned for at least six months that on the day prior to the exercise date have a fair market value equal to the aggregate exercise price of the shares being purchased, or (4) delivery of a properly executed notice, together with irrevocable instructions to a broker to promptly deliver to Captaris an amount of sale or loan proceeds to pay the exercise price.

Max Anhoury and Lloyd Johnson

     On October 22, 1997, Captaris granted Max Anhoury and Lloyd Johnson, former employees of Captaris, each a nonqualified stock option outside of any equity incentive plan adopted by Captaris (the "Non-Plan Grants"). These Non-Plan Grants were an inducement to Messrs. Anhoury's and Johnson's employment in connection with the acquisition by Captaris of CommercePath. The Non-Plan Grants are each for the purchase of 60,000 shares of common stock and vested over a three-year period, for full vesting on December 31, 2001. The exercise price for each of the Non-Plan Grants is $28.09 per share, equal to 100% of the fair market value of Captaris' common stock on the date of grant. As of December 31, 2002, 120,000 shares (adjusted for stock split) subject to each of the Non-Plan Grants remained outstanding. Except as expressly provided in the option agreements relating to the Non-Plan Grants, the Non-Plan Grants are subject to the terms and conditions of Captaris' 1989 Plan. The term of each of the Non-Plan Grants is ten years from the date of grant, unless sooner terminated.

     Upon a change of control (including a merger consolidation, acquisition of property or stock, separation, reorganization or liquidation of Captaris), as a result of which Captaris' shareholders receive cash, stock or other property in exchange for their shares of common stock, the Non-Plan Grants will terminate, unless exercised by Messrs. Anhoury and Johnson, as applicable, prior to the consummation of the change of control. Upon a change of control, as a result of which Captaris' shareholder's receive capital stock of another corporation in exchange for their shares of Captaris' common stock, the Non-Plan Grants may be converted into an option to purchase shares of the surviving corporation.

     Messrs. Anhoury's and Johnson's employment or service relationship with Captaris ended for reasons other than for cause (as such term is defined in the Non-Plan Grant Letter Agreement) and, accordingly, they are able to continue to exercise the respective Non-Plan Grants on the same terms as if their employment or service relationship with Captaris had not ended.

     The Non-Plan Grants provide for the payment of the exercise price of options by any of the following means: (1) cash, (2) personal, bank certified or cashier's check, (3) tendering shares of Captaris' common stock already owned for at least six months that on the day prior to the exercise date have a fair market value equal to the aggregate exercise price of the shares being purchased, or (4) delivery of a properly executed notice, together with irrevocable instructions to a broker to promptly deliver to Captaris an amount of sale or loan proceeds to pay the exercise price.

                              EXECUTIVE OFFICERS

     Individuals serving as our executive officers and their ages as of April 2, 2003 are as follows:

                                                                                           Officer
Name                             Age                       Position                         Since
----                             ---                       --------                        -------
David P. Anastasi ............   46   President, Chief Executive Officer and Director       2000
David Sohm ...................   54   President of MediaLinq Services Group                 1999
Randall J. Ottinger ..........   45   Senior Vice President of                              1998
                                      Corporate Development and Strategy
Jeffrey B. deCillia ..........   43   Senior Vice President, Chief Financial Officer and    2000
                                      Secretary
Matthias M. Scheuing .........   37   Senior Vice President, General Manager -- Products    2002
                                      Group
Robert M. Mendonsa ...........   50   Senior Vice President of Human Resources and          2002
                                      Organizational Development
Robert Perez .................   50   Senior Vice President of Product Development          2002

     For Mr. Anastasi's biographical summary, see "Proposal: Election of Directors."

     Mr. Sohm joined Captaris in April 1999, upon our acquisition of MediaTel Corporation, and he currently serves as President of our MediaLinq Services Group. From March 2001 to January 2002 he also served as acting Senior Vice President of International Field Operations. Prior to joining Captaris, Mr. Sohm was MediaTel's Vice President of Sales and Marketing from 1997 to 1999. Prior to that, from 1996 to 1997, Mr. Sohm served as Vice President of Products at Ramco Systems Corporation, a start-up company providing client-server, enterprise wide software. Mr. Sohm holds post-graduate degrees from the Stanford University AEA Executive Program and University of Wisconsin Masters in Computer Science program. Mr. Sohm also graduated cum laude from Occidental College with a B.A. degree in mathematics.

     Mr. Ottinger joined Captaris in June 1998 as President of our Computer Telephony Software Products Group. He now serves as our Senior Vice President of Corporate Development and Strategy and is responsible for activities relating to partnerships. Prior to joining Captaris, Mr. Ottinger was Senior Vice President of Marketing and Business Development for Richter Systems, Inc., an enterprise software company, from 1997 to 1998. From 1995 to 1997, he served as President and Senior Vice President of Sales and Marketing of GlobalTel Resources, Inc., a company selling private voice and data network services to large corporations. Mr. Ottinger has also held key executive management positions at Egghead.com, Inc. and the Claircom business unit of McCaw/AT&T Wireless. Mr. Ottinger earned a B.A. degree in industrial psychology from Cornell University and an M.B.A. degree from Harvard Graduate School of Business.

     Mr. deCillia joined Captaris in 1999 and is currently our Senior Vice President, Chief Financial Officer and Secretary. He is responsible for the accounting and treasury functions, investor relations and other administrative functions throughout Captaris. From 1999 to 2000, he served as our Senior Vice President of Finance and Administration. From 1998 to 1999, Mr. deCillia was Chief Financial Officer for Cartia, Inc., a software company specializing in informational mapping solutions for enterprise customers. Prior to that, from 1996 to 1998, he was Chief Financial Officer for Teltone Corporation, a telecommunications company. Mr. deCillia, a certified public accountant, earned his B.A. degree in accounting from the University of Washington.

     Mr. Scheuing joined Captaris in January 2002 as its Senior Vice President of Global Field Operations. In October of 2002, Mr. Scheuing became Senior Vice President, General Manager of the Products Group. Prior to joining Captaris, Mr. Scheuing served as President and Chief Executive Officer of Conversational Computing Corporation, a speech recognition technologies company, from February 2001 to October 2001, and as Executive Vice President, Sales and Marketing of that company from July 2000 to February 2001. Prior to joining Conversational Computing Corporation, Mr. Scheuing served as Vice President, Marketing for U S WEST's Small Business Group from January 1999 to July 2000, and in other positions with U S WEST from 1994 to 1997. Mr. Scheuing holds a B.B.A. degree in finance and marketing and an M.B.A. degree in marketing and information systems from Texas Christian University.

     Mr. Mendonsa joined Captaris in September 2002 as its Senior Vice President of Human Resources and Organizational Development. Prior to joining Captaris, Mr. Mendonsa served as President of Bob Mendonsa & Associates, a human resources and organizational development consulting firm, since 1996. Mr. Mendonsa holds a B.A. degree in English from San Jose State University and an M.P.A. degree in public administration from California State University Hayward.

     Mr. Perez joined Captaris in January 2002 and is currently the Senior Vice President of Product Development. Prior to becoming Senior Vice President, Mr. Perez was Vice President of Product Development from January to May of 2002. From August 2000 to September 2001, Mr. Perez was the Senior Vice President, Product Development and Technology for Conversay Corporation, a software company specializing in end-to-end speech solutions, and from January 2000 to August 2000, he served as Vice President, Products Group for SAFLINK Corporation, a public company providing multi-biometric security software products. Prior to that, he was Director of Product Management at Sequel Technology Corporation, an internet resource management company, from October 1997 to October 1999. Mr. Perez earned a B.A. degree in political science from San Jose State University and a J.D. degree from Harvard Law School.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table provides information concerning the compensation received for services rendered to Captaris in all capacities for the years ended December 31, 2002, 2001 and 2000 by our Chief Executive Officer and each of the four other most highly compensated executive officers whose total salary and bonus exceeded $100,000.

                                                                               Long-Term
                                                                              Compensation
                                             Annual Compensation                 Awards
                                      ---------------------------------     --------------
                                                                               Securities
                                                                               Underlying            All Other
Name and Principal Position           Year     Salary ($)     Bonus ($)     Options (#) (6)     Compensation ($)(1)
---------------------------           ----     ----------     ---------     ---------------     -------------------
David P. Anastasi (2) ............    2002      $300,000       $ 82,050          64,479               $2,750
 President & Chief Executive          2001       300,000         78,750              --                2,625
 Officer                              2000        38,653         75,000         750,000                   --
David Sohm (3) ...................    2002      $239,519       $ 87,840           7,722               $2,750
 President of MediaLinq               2001       230,842         66,000         155,000                2,625
 Services Group                       2000       241,375             --          50,000                2,625
Randall J. Ottinger (4) ..........    2002      $222,000       $ 75,795          10,618               $2,750
 Senior Vice President of             2001       222,000         53,125         250,000                2,625
 Corporate Development                2000       257,083             --              --                2,578
 and Strategy
Jeffrey B. deCillia ..............    2002      $210,000       $ 51,462           6,274               $2,750
 Senior Vice President,               2001       205,000         40,625          90,000                2,625
 Chief Financial Officer and          2000       163,750         20,276         220,000                2,625
 Secretary
Matthais M. Scheuing (5) .........    2002      $202,086       $112,466         225,000               $2,750
 Senior Vice President, General
 Manager, Product Groups

------------

(1)  Amounts consist of matching contributions to the Captaris 401(k) plan.

(2)  Mr. Anastasi joined Captaris in November 2000.

(3) The amount listed under "Salary" for 2000 includes sales commissions of $28,875.

(4) The amount listed under "Salary" for 2000 includes sales commissions of $37,500.

(5)  Mr. Scheuing joined Captaris in January 2002.

Option Grants in Fiscal Year 2002

     The following table provides information regarding stock options granted to the individuals listed in the Summary Compensation Table during the fiscal year ended December 31, 2002.

                                                         Individual Grants                            Potential Realizable
                                  ---------------------------------------------------------------       Value at Assumed
                                     Number of         Percent of                                     Annual Rates of Stock
                                    Securities        Total Options                                   Price Appreciation for
                                    Underlying         Granted to                                       Option Term ($) (3)
                                      Options         Employees in       Exercise      Expiration     -----------------------
Name                              Granted (#)(1)     Fiscal Year(2)     Price ($)         Date            5%           10%
----                              --------------     --------------     ---------     -----------     ---------     ---------
David P. Anastasi ............        64,479              3.53%           $3.65         1/22/2012      $148,009     $ 375,085
David Sohm ...................         7,722              0.42%           $3.65         1/22/2012        17,725        44,920
Randall J. Ottinger ..........        10,618              0.58%           $3.65         1/22/2012        24,373        61,767
Jeffrey B. deCillia ..........         6,274              0.34%           $3.65         1/22/2012        14,402        36,497
Matthais M. Scheuing .........       175,000              9.58%           $3.65         1/22/2012       401,706     1,018,003
Matthais M. Scheuing .........        50,000              2.74%           $1.80        10/22/2012        56,600       143,437

------------

(1) The options listed in the table vest on a four-year schedule, with 25.0% of the options becoming exercisable one year after the grant date and an additional 2.08% becoming exercisable each month thereafter until the options are fully vested four years after the grant date, subject to the terms and conditions of the 1989 Restated Stock Option Plan. The options expire ten years from the date of grant, unless cancelled earlier as a result of termination of employment. The exercise price of the options is the fair market value of our common stock on the grant date. These options were granted as incentive stock options to the extent allowable.

(2) We granted stock options to purchase 1,827,449 shares of our common stock to employees and officers in 2002.

(3) The potential realizable value represents amounts, net of exercise price before taxes, which may be realized upon exercise of the option immediately prior to the expiration of the term assuming stock price appreciation of 5% and 10% over the option term. The 5% and 10% values are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

     The following table sets forth information regarding options held as of December 31, 2002 by each of the executive officers listed in the Summary Compensation Table. None of these executive officers exercised options in 2002.

                                      Number of Securities
                                     Underlying Unexercised             Value of Unexercised
                                         Options Held at              In-the-Money Options at
                                      December 31, 2002 (#)           December 31, 2002 ($)(1)
                                  -----------------------------     -----------------------------
Name                              Exercisable     Unexercisable     Exercisable     Unexercisable
----                              -----------     -------------     -----------    --------------
David P. Anastasi ............      390,621          423,858          $    --          $    --
David Sohm ...................      129,505           81,347           42,533           25,768
Randall J. Ottinger ..........      131,250          129,368           45,937           41,562
Jeffrey B. deCillia ..........       71,416           64,858           16,537           14,962
Matthais M. Scheuing .........           --          225,000               --           33,000

------------

(1) Amounts are based on the closing price of Captaris common stock on December 31, 2002, as reported on the Nasdaq National Market, which was $2.40. There is no guarantee that if and when these options are exercised they will have this value. An option is "in-the-money" if the fair market value of the underlying shares exceeds the exercise price of the option.

Employment Contracts, Termination of Employment and Change-of-Control
Arrangements

     Anastasi Employment Agreement. Captaris entered into an employment agreement, dated October 26, 2000, with David P. Anastasi, President and Chief Executive Officer. The employment agreement established Mr. Anastasi's initial base salary, provided for an annual bonus based on the achievement of personal and financial objectives agreed upon by the compensation committee and Mr. Anastasi, and provided for an initial option grant to Mr. Anastasi. Under the employment agreement, Mr. Anastasi is entitled to a bonus of at least 25% of his base salary if all specified individual performance-related objectives are met and an additional annual cash bonus under the Captaris Management Incentive Compensation Plan ("MICP") of up to at least 25% of his base salary for the given year. Mr. Anastasi is also entitled to participate in such benefit plans as are generally available to Captaris' executive officers. In the event Mr. Anastasi is terminated without cause or resigns for good reason (each as defined in the employment agreement), he is entitled to receive:

     o the lesser of 12 months of annual base salary or that amount of salary he would have earned for the duration of the employment agreement;

     o the amount of any bonus that has been earned by Mr. Anastasi prior to the date of his termination; and

     o    benefits for a period of 12 months from the date of termination.

     The employment agreement will expire on December 31, 2004, unless terminated earlier. Thereafter, the employment agreement is automatically extended on each January 1 for consecutive one-year terms unless Mr. Anastasi is terminated, or Captaris or Mr. Anastasi provides 90 days' prior written notice to the other party of its intent not to renew the agreement.

     Executive Officer Severance Policy. We maintain a policy pursuant to which our executive officers are entitled to receive a lump sum severance payment equal to six months annual base salary upon termination their employment by Captaris without cause.

     1989 Restated Stock Option Plan. In the event of certain corporate transactions, such as a merger or sale of Captaris, as a result of which Captaris' shareholders receive cash or other property (other than capital stock of another corporation) in exchange for their shares of common stock, each outstanding stock option under the 1989 Plan will become fully vested and immediately exercisable prior to the transaction. If Captaris' shareholders receive capital stock of another corporation in exchange for their shares of Captaris' common stock in the corporate transaction, each outstanding option under the 1989 Plan will be converted into an option to purchase shares of the surviving corporation, unless Captaris and the surviving corporation determine that options granted under the 1989 Plan shall instead become fully vested and immediately exercisable prior to the transaction.

     1994 Nonemployee Director Stock Option Plan. As of December 31, 2002, stock options to purchase 48,000 shares of our common stock were outstanding under Captaris' 1994 Nonemployee Director Stock Option Plan. No additional options will be granted under this plan and future grants to nonemployee directors will be made pursuant to the Nonemployee Directors Program under the 1989 Restated Stock Option Plan. In the event of certain corporate transactions, such as a sale of substantially all of our assets, or a merger or sale of our outstanding stock that results in more than 80% of the outstanding voting shares of Captaris being held by another corporation or entity, each outstanding option under the 1994 plan will automatically accelerate and become 100% vested and exercisable for a period of 20 days prior to the effective date of the transaction, after which time the options will terminate.

     2000 Non-Officer Employee Stock Compensation Plan. In the event of certain corporate transactions, such as a merger or sale of Captaris, each outstanding stock option under, or governed by the terms of, Captaris' 2000 Non-Officer Employee Stock Compensation Plan will be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for an outstanding stock option, then each outstanding stock option will become fully vested and exercisable with respect to 100% of the unvested portion of the stock option. All stock options will terminate and cease to remain outstanding immediately following a corporate transaction, except to the extent such stock options are assumed by the successor corporation. Also, in the event of a corporate transaction, all shares subject to outstanding stock awards will immediately vest and the forfeiture provisions to which the stock awards are subject will lapse, if and to the same extent that the vesting of outstanding stock options accelerates in connection with a corporate transaction.

            Compensation Committee Report on Executive Compensation

     The compensation committee consists of Richard J. LaPorte, Robert L. Lovely and Bruce L. Crockett, each of whom is a nonemployee director. The committee is responsible for establishing and administering compensation policies and programs for our executive officers.

     Captaris' executive compensation program has been designed to ensure that compensation provided to executive officers is closely aligned with Captaris' business objectives and financial performance, and to enable Captaris to attract and retain those executive officers who contribute to our long-term success.

     Our executive compensation consists of three components: base salary, annual cash bonus and long-term incentive awards. The compensation committee establishes each executive's compensation package by considering:

     o the salaries of executive officers in similar positions in companies in the same industry as Captaris and in related industries;

     o the experience and contribution levels of the individual executive officer; and

     o    Captaris' financial performance.

     The compensation committee also relies on the recommendations of the Chief Executive Officer in matters related to the individual performance of the other executive officers because the committee believes that the Chief Executive Officer is the most qualified to make this assessment.

Executive Officer Compensation

     Base Salaries. The Chief Executive Officer annually recommends executive officer compensation programs to the compensation committee after the board of directors has approved the annual operating plan. Individual base salaries are based on historical practice, subjective evaluation of individual performance levels and contributions to Captaris' business objectives, as well as comparisons to the salaries of executive officers in similar positions in companies in the same industry as Captaris and in related industries as determined from surveys obtained from various sources. The companies in the surveys reviewed include some, but not all, of the companies that comprise the S&P Smallcap 600 -- Application Software Index shown in the performance graph following this report. For certain executive officers, initial base salary is also established by the executive officer's employment agreement with Captaris.

     Annual Cash Bonus Awards. For 2002, each executive officer (and other key employees) was entitled to earn annual cash bonus incentive awards pursuant to the following programs:

     Individual Performance Awards. Each executive had the potential to earn a cash bonus award based on the achievement of individual performance-related goals within the executive's area of responsibility. Generally, each executive was assigned between four and eight performance-related goals, which could be quantitative and qualitative, with a portion of the total individual performance bonus target amount assigned to each goal.

     Management Incentive Compensation Plan (MICP). Under the MICP for 2002, 60% of the potential awards were based on the achievement of Captaris' revenue goal for 2002 and 40% of the potential awards were based on the achievement of Captaris' operating performance goal, each goal as approved in the annual operating plan. If Captaris had achieved 100% of the revenue goal, the full revenue-based bonus amount for each executive officer would have been paid in full, and a predetermined partial percentage of the revenue-based bonus amount would be paid for achievement of at least 90% of the revenue goal. If Captaris had achieved more than 100% of the revenue goal, executive officers could have earned more than 100% of the revenue-based bonus amount. Payment of the operating performance-based target bonus amount required that the operating performance goal be met in full.

     The combined target amount for awards from the two programs averaged 44.6% of each executive officer's base salary earned in 2002, and was generally split evenly between the achievement of individual performance goals and the MICP.

     Our executive officers earned an aggregate of $269,000 in individual performance awards for 2002, with each award averaging 81.6% of the targeted individual performance award amount for each executive officer.

     In 2002, Captaris achieved 92.8% of the revenue goal, which was sufficient to trigger partial payment of the revenue-based bonus amount under the MICP, and achieved the operating performance goal, triggering full payment of the operating performance-based bonus amount.

     Stock Options. The compensation committee also grants stock options to executive officers to provide long-term incentives that are aligned with the creation of increased shareholder value over time. In determining the size of the grants, the compensation committee considers the amount and value of options currently held, but it focuses primarily on the executive's past and likely continued contribution to Captaris, as well as the executive's relative position within Captaris. Although the compensation committee does not have a target ownership level for common stock holdings by executives, the compensation committee's objectives are to enable such persons to develop and maintain a significant long-term ownership position in the common stock. Captaris has generally awarded options to executive officers at the time of employment and promotion, and at discretionary intervals thereafter (generally on an annual basis).

     Options typically are granted with exercise prices at least equal to the fair market value on the date of grant. In 2002, we granted options to purchase an aggregate of 275,000 shares of common stock to our three newly appointed executive officers as employment inducement grants and an aggregate of 125,000 shares in connection with the promotion of certain executive officers. As reported in our Proxy Statement for the 2002 Annual Meeting, in January 2002, our executive officers also received options to purchase an aggregate of 39,093 shares in partial payment of their 2001 MICP awards.

Compensation of the Chief Executive Officer

     David Anastasi joined Captaris as its President and Chief Executive Officer in November 2000. Mr. Anastasi's compensation for 2002 was established, in part, in his employment agreement, which is more fully described in this proxy statement under the heading "Employment Contracts, Termination of Employment and Change-of-Control Arrangements." Mr. Anastasi's annual base salary for 2002 was $300,000, which did not represent an increase in base salary over 2001. Like all executive officers, Mr. Anastasi participates in the MICP and individual performance awards program. His aggregate targeted bonus opportunity under these programs was $150,000, split evenly between the MICP and the achievement of individual performance-related goals, which consisted of financial, strategic and operational objectives. Mr. Anastasi earned 50% (or $37,500) of his targeted individual performance award and was paid under the MICP like other executive officers as described above. The compensaton committee also granted Mr. Anastasi an option to purchase 50,000 shares of common stock in 2002. The

Compensation Committee believes that Mr. Anastasi's total compensation package for 2002 is near the median for chief executive officers of other companies in Captaris' industry and in related industries.

Section 162(m) Limitations

     Section 162(m) of the Internal Revenue Code of 1986, as amended, includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to Captaris' Chief Executive Officer and any of its four other highest-paid executives. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The compensation committee does not expect cash compensation in 2003 to the Chief Executive Officer or any other executive officer to be in excess of $1 million, and intends to qualify future stock option grants as performance-based compensation for this deduction.

                                        Compensation Committee
                                        of the Board of Directors

                                        Richard J. LaPorte
                                        Robert L. Lovely
                                        Bruce L. Crockett

Performance Graph

     The following graph compares the cumulative total return to holders of our common stock with the cumulative total return of the Nasdaq US Stock Market Index and the S&P Smallcap 600 -- Application Software Index for the period beginning December 31, 1997, and ending December 31, 2002, the end of our last fiscal year.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
           AMONG CAPTARIS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
             AND THE S & P SMALLCAP 600 APPLICATION SOFTWARE INDEX

                              [LINE CHART OMITTED]

                                                          Cumulative Total Return
                                            ---------------------------------------------------
                                             12/97    12/98    12/99    12/00    12/01    12/02
-----------------------------------------------------------------------------------------------
CAPTARIS, INC.                              100.00   205.31   332.74    70.36    52.25    33.98
NASDAQ STOCK MARKET (U.S.)                  100.00   140.99   261.48   157.42   124.89    86.34
S & P SMALLCAP 600 APPLICATION SOFTWARE     100.00   123.44   220.33   162.41   179.67   131.81

     Assumes $100 invested in each of Captaris, Inc. common stock, the Nasdaq US Stock Market Index, S&P Smallcap 600 -- Application Software Index, with all dividends reinvested. The stock price shown above for our common stock is historical and not necessarily indicative of future price performance.

TRANSACTIONS WITH MANAGEMENT

     Prior to joining Captaris, Mr. Mendonsa served as President of Bob Mendonsa & Associates, a human resources and organizational development consulting firm. During the year ended December 31, 2002, Mr. Mendonsa's consulting firm was retained by Captaris to provide consulting services, and received compensation for such services of approximately $176,000. As of December 31, 2002, the consulting relationships with Bob Mendonsa & Associates has been terminated. Mr. Mendonsa currently works as a full-time employee of Captaris.

                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish Captaris with copies of all
Section 16(a) forms they file.

     Based solely on our review of the copies of such forms that we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that, during fiscal year 2002, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with by such persons, except that Mr. Christopher L. Davis made a late filing on Form 4 to report seven transactions made in September 2002.

                          REPORT OF THE AUDIT COMMITTEE

     The members of the Audit Committee are independent as the term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers (NASD) listing standards. On June 12, 2000, the Board of Directors adopted a written Audit Committee Charter. The Audit Committee has reviewed and discussed with the management and the independent auditors the audited financial statements as of and for the fiscal year ended December 31, 2002 and the independent auditors' report thereon. Additionally, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors' independence. Based on the discussions and reviews noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Captaris' Annual Report on Form 10-K for fiscal year 2002.

                                        The Audit Committee
                                        of the Board of Directors

                                        James S. Campbell
                                        Robert F. Gilb
                                        Robert L. Lovely

                        INDEPENDENT PUBLIC ACCOUNTANTS

Change of Independent Public Accountants

     As of July 16, 2002, the Company dismissed Arthur Andersen LLP (Andersen) as its independent accountant and engaged Deloitte & Touch LLP (Deloitte) to serve as the Company's independent accountant for 2002.

     The decision to change the Company's independent accountant was recommended and approved by the Company's Audit Committee and approved by the Company's Board of Directors. Andersen's report on the financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. The Company had no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Andersen, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

     During the period that Andersen served as the Company's independent accountant and through July 16, 2002, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     In connection with the filing of a Current Report on Form 8-K relating to the change in independent accountant (filed with the Securities and Exchange Commission on July 22, 2002), the Company requested that Andersen furnish the Company with a letter addressed to the SEC stating whether it agrees with the above statements. However, Andersen informed the Company that Andersen had ceased providing written representations for use in Form 8-Ks concerning changes in a registrant's certifying accountant. If the Company receives such a letter from Andersen, it will file a copy of the letter as Exhibit 16.1 to an amendment to its Form 8-K no later than the second business day after the Company's receipt of such letter.

     From January 2000 and through July 16, 2002, the Company did not consult with Deloitte regarding (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and no written report or oral advice was provided by Deloitte that was an important factor the Company considered in reaching a decision on an accounting, auditing, or financial reporting issue, or (b) any matter that was the subject of either a disagreement or a reportable event.

Audit Fees

     The aggregate fees billed for professional services rendered by Deloitte and Andersen for fiscal years 2002 and 2001 were as follows:

                                           Deloitte              Andersen
                                      ------------------   --------------------
                                        2002        2001     2002        2001
                                      --------      ----   --------   ---------
Audit Fees .....................      $594,800(1)   $ --   $ 11,500   $ 142,000
Audit-Related Fees (2) .........        12,000        --         --      17,560
Tax Fees (3) ...................        62,200        --     40,700      95,550
All Other Fees .................            --        --         --          --
                                      --------      ----   --------   ---------
 Total Fees ....................      $669,000      $ --   $ 52,250   $ 255,110
                                      ========      ====   ========   =========

------------

     (1) Amount includes fees billed for the re-audit of the restated financial statements for the year ended December 31, 2001.

     (2) Amount includes services traditionally performed by the auditor, such as employee benefit plan audits, accounting consultations and consents.

     (3) Amounts relate to tax compliance, tax advice and tax planning services.

     The Audit Committee has considered whether Deloitte's provision of non-audit services is compatible with maintaining the independence of Deloitte.

     The Audit Committee intends to select Deloitte to audit the financial statements of the Company for the fiscal year ending December 31, 2003. Deloitte has audited our financial statements , including the re-audit of our restated financial statements for the year ended December 31, 2001, since July 2002 when they were selected to succeed Andersen. Representatives of Deloitte are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                OTHER BUSINESS

     The board of directors does not intend to present any business at the annual meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the annual meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

Shareholder Proposals

     Under the SEC's proxy rules, shareholder proposals that meet certain conditions may be included in Captaris' proxy statement and form of proxy for a particular annual meeting. Shareholders that intend to present a proposal at Captaris' 2004 Annual Meeting must give notice of the proposal to Captaris no later than December 20, 2003 to be considered for inclusion in the proxy statement and form of proxy relating to the 2004 Annual Meeting. Shareholders that intend to present a proposal that will not be included in the proxy statement and form of proxy must give notice of the proposal to Captaris no fewer than 60 nor more than 90 days prior to the date of such annual meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given or made to the shareholders, not later than the 10th day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). Receipt by Captaris of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in Captaris' proxy materials or its presentation at the 2004 Annual Meeting, as such proposals are subject to certain requirements and restrictions set forth in the proxy rules and Captaris' Bylaws. For proposals that are not timely filed, the proxies designated by Captaris for the 2004 Annual Meeting will have discretionary authority to vote with respect to any such proposals.

                    ANNUAL REPORT AND FINANCIAL STATEMENTS

     A copy of Captaris' 2002 Annual Report to Shareholders, which includes Captaris' Annual Report on Form 10-K for the fiscal year ended December 31, 2002, accompanies this Proxy Statement. Additional copies may be obtained from the Secretary of Captaris, at 10885 NE 4th Street, Suite 400, Bellevue, Washington 98004.

                                        By Order of the Board of Directors,

                                        /s/ Jeffrey B. deCillia

                                        Jeffrey B. deCillia
                                        Senior Vice President, Chief Financial
                                        Officer
                                        and Secretary

Kirkland, Washington
April 18, 2003

                                CAPTARIS, INC.
                      2003 ANNUAL MEETING OF SHAREHOLDERS

                              10885 NE 4th Street
                              Bellevue, WA 98004


Travel Directions from I-405

     o    Head toward Bellevue on I-405

     o Take exit 13A off of I-405 and keep to the left to merge west onto NE 4th Street

     o    Turn left onto 110th Avenue NE

     o    Take the first right into the parking garage

     o Take the elevators marked "PSE Building "to the lobby. From lobby follow signs to the 2003 Annual Meeting of Shareholders.

Parking

Parking validation coupons will be available at the meeting.

                                                                Please
                                                                Mark Here
                                                                for Address |_|
                                                                Change or
                                                                Comments
                                                                SEE REVERSE SIDE

1. ELECTION OF DIRECTORS

   Election of the following nominees to serve                   WITHHOLD
   for a three-year term and until successors                    AUTHORITY
   are elected and qualified:                        FOR        to vote for
   01  David P. Anastasi                         all nominees   all nominees
   02  James S. Campbell                             |_|             |_|

Instruction: To withhold authority for any individual nominee, print the nominee's name in the following space:

________________________________________________________________________

I plan to attend the Annual Meeting  |_|

Please sign below exactly as your name appears on your stock certificate. When shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.


Dated:____________________________________________________________________, 2003

________________________________________________________________________________
                                    Signature

________________________________________________________________________________
                           Signature (if held jointly)

  YOUR VOTE IS IMPORTANT. PROMPT RETURN OF THIS PROXY CARD WILL HELP SAVE THE
                  EXPENSE OF ADDITIONAL SOLICITATION EFFORTS.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                              FOLD AND DETACH HERE

                      Vote by Internet or Telephone or Mail
                          24 Hours a Day, 7 Days a Week

      Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

--------------------------------------------------------------------------------
                                    Internet
                           http://www.eproxy.com/capa
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.
--------------------------------------------------------------------------------

                                       OR

--------------------------------------------------------------------------------
                                    Telephone
                                 1-800-435-6710
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.
--------------------------------------------------------------------------------

                                       OR

--------------------------------------------------------------------------------
                                      Mail
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
--------------------------------------------------------------------------------

               If you vote your proxy by Internet or by telephone,
                  you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at www.xxxxxxxxx.com

                                 CAPTARIS, INC.

   PROXY FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 22, 2003.
     HIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAPTARIS.

     The undersigned hereby appoint(s) David P. Anastasi and Jeffrey B. deCillia, and each of them, as Proxies with full power of substitution and hereby authorizes them to represent and to vote as designated below all the shares of Common Stock of Captaris, Inc. held of record by the undersigned on March 28, 2003 at the 2003 Annual Meeting of Shareholders to be held at the Company's principal executive offices at 10885 NE 4th Street, Bellevue, Washington, at 9:00 a.m. on Thursday, May 22, 2002, with authority to vote upon the following matters and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

     In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment or postponement thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR THE NOMINEES" SET FORTH BELOW.

     The undersigned acknowledges receipt from Captaris prior to the execution of this Proxy of a Notice of Annual Meeting of Shareholders and a Proxy Statement dated April 18, 2003.

               IMPORTANT - Please Date and Sign on the Other Side.

--------------------------------------------------------------------------------
    Address Change/Comments (Mark the corresponding box on the reverse side)
--------------------------------------------------------------------------------








--------------------------------------------------------------------------------


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                                            FOLD AND DETACH HERE

             You can now access your Captaris, Inc. account online.

Access your Captaris, Inc. shareholder account online via Investor ServiceDirect(R)(ISD).

Mellon Investor Services LLC, agent for Captaris, Inc., now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number
(PIN), you are ready to log in and access your account to:

o  View account status                     o  View payment history for dividends

o  View certificate history                o  Make address changes

o  View book-entry information             o  Obtain a duplicate 1099 tax form

                                           o  Establish/change your PIN

              Visit us on the web at http://www.melloninvestor.com
                 and follow the instructions shown on this page.

--------------------------------------------------------------------------------
Step 1: FIRST TIME USERS - Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

The confidentiality of your personal information is protected using secure socket layer (SSL) technology.

o  SSN or Investor ID

o  PIN

o  Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

--------------------------------------------------------------------------------

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

o  SSN or Investor ID

o  PIN

o  Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

--------------------------------------------------------------------------------

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

o  Certificate History

o  Book-Entry Information

o  Issue Certificate

o  Payment History

o  Address Change

o  Duplicate 1099
--------------------------------------------------------------------------------

              For Technical Assistance Call 1-877-978-7778 between
                       9am-7pm Monday-Friday Eastern Time